Exhibit 99.1

	CONTACT:	Charles F. Willis
Chief Executive Officer
NEWS RELEASE		(415) 408-4700

Brad Forsyth to Resign as Willis Lease CFO

Novato, CA, —January 22, 2016 — Willis Lease Finance Corporation (Nasdaq: WLFC) announced today that Brad Forsyth will be resigning as Chief Financial Officer, effective February 18, 2016.  A search for a permanent replacement has been initiated.

“We understand Brad’s decision to resign for personal reasons, and on behalf of the entire Company, we thank Brad for his valuable counsel and financial leadership over the past nine years,” said Charles F. Willis, Chairman and CEO. “We greatly appreciate his dedication and hard work, and we wish him well in the future.”

“The decision to leave Willis Lease was a difficult one for me,” said Mr. Forsyth.  “In the nine years I have served as Chief Financial Officer at Willis Lease, I have greatly enjoyed working with many outstanding people. Together we have built a strong, resilient and diversified business that is a global leader in the aviation engine leasing market.”

Following Mr. Forsyth’s departure and during the Company’s search for a permanent replacement, functions previously performed by Mr. Forsyth will be managed with existing personnel. The Company also will bring in qualified, temporary assistance as needed.

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

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Note: Transmitted on Globenewswire on January 22, 2016, at 6:00 a.m. EST